                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED NOVEMBER 26, 2001)

                               3,333,333 Shares

                                Razorfish, Inc.

                     Class A Common Stock $0.30 per share

   We are offering 3,333,333 shares of our Class A common stock at a price of $0.30 per share. We have engaged on a reasonable best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering.

   Our common stock is quoted on the Nasdaq National Market under the symbol "RAZF". On November 26, 2001, the last reported sale price for the common stock on the Nasdaq National Market was $0.34 per share.

    Investment in the securities being offered involves risks. See "Risk Factors" beginning on page 1 of the accompanying prospectus and on page S-3 of this prospectus supplement.

                                              Per
                                             Share       Total
                                            -------- -------------
             Offering Price................ $   0.30 $1,000,000.00
             Commission to Placement Agent.  $0.0165 $   55,000.00
             Offering Proceeds to Razorfish  $0.2835 $  945,000.00

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   This prospectus supplement is not complete without the prospectus dated November 26, 2001 and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

                              Ladenburg Thalmann

         The date of this prospectus supplement is November 26, 2001.

                               TABLE OF CONTENTS

                                                                           Page
                             Prospectus Supplement

About This Prospectus Supplement................. S-3
Forward-Looking Statements....................... S-3
Risk Factors..................................... S-3
Use of Proceeds.................................. S-3
Plan of Distribution............................. S-3
Incorporation of Certain Information by Reference S-4

                                  Prospectus

About This Prospectus..........................  1
Risk Factors...................................  1
Consolidated Ratio of Earnings to Fixed Charges 11
Forward-Looking Statements..................... 12
Use of Proceeds................................ 12
General Description of Securities.............. 13
Plan of Distribution........................... 17
Legal Matters.................................. 14
Experts........................................ 19
Recent Developments............................ 19
Where You Can Find More Information............ 21

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   We provide information to you about this offering of shares of our Class A common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply specifically to this offering, and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus" we are referring to both documents combined.

   IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE PROSPECTUS, YOU SHOULD RELY ON THIS PROSPECTUS SUPPLEMENT.

   You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" on page 21 of the accompanying prospectus.

                          FORWARD-LOOKING STATEMENTS

   This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain some "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that is based on the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. Please see the disclosure regarding forward-looking statements on page 12 of the accompanying prospectus.

                                 RISK FACTORS

   Before purchasing our common stock, you should carefully consider the risks described below in this section, risks described under the heading "Risk Factors" beginning on page 1 of the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus.

We will retain broad discretion in the use of proceeds from this offering and may not obtain a significant return on the use of these proceeds.

   We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management has discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

                                USE OF PROCEEDS

   We expect the net proceeds from the sale of the Class A common stock to be approximately $915,000 after deducting offering expenses and $55,000 of placement agent fees. We intend to use substantially all of the net proceeds for working capital or general corporate purposes.

                             PLAN OF DISTRIBUTION

   We have engaged on a reasonable best efforts basis Ladenburg Thalmann & Co., Inc. as our placement agent for this offering. Ladenburg Thalmann is not committed to purchase any of our securities. Ladenburg Thalmann has arranged for a single purchaser to purchase all of the shares of Class A common stock we are offering by this prospectus supplement. Ladenburg Thalmann has advised us that it will not purchase any shares of our securities for its own account or for any discretionary accounts managed by it.

   In consideration for acting as placement agent for this offering and for providing other financial advisory services, we have agreed to pay Ladenburg Thalmann a placement fee equal to 5.5% of the gross proceeds from this sale of our Class A common stock. We have agreed to indemnify Ladenburg Thalmann, its stockholders, directors, officers, employees, agents affiliates and controlling persons from an against any and all claims, damages, liabilities, or expenses, and all actions in respect thereof arising under the Securities Act.

   The expenses directly related to this offering, not including the placement fee, are estimated to be approximately $30,000 and will be paid by us. Expenses of the offering, exclusive of the placement fee, include printing expenses, transfer agent fees and miscellaneous fees.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      (a) Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended on Form 10-K/A;

      (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, as amended on Form
   10-Q/A;

      (c) Our quarterly report on Form 10-Q for the quarter ended June 30, 2001, as amended on Form
   10-Q/A;

      (d) Our quarterly report on Form 10-Q for the quarter ended September 30, 2001; and

      (e) The description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating this description.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Razorfish, Inc., 32 Mercer Street, New York, NY 10013, Attention: Investor Relations, (212) 966-5960.

   You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

PROSPECTUS

                                RAZORFISH, INC.

                                  $30,000,000

                             Class A Common Stock
                                Preferred Stock
                                Debt Securities
                                   Warrants

   We may offer from time to time under this prospectus up to $30,000,000 of the securities listed above. We have engaged on a best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering, subject to certain limitations on such exclusivity. We may offer from time to time securities under this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. We will circulate a prospectus supplement each time we plan to issue our securities, which will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

   Our common stock is traded on the Nasdaq Market under the symbol RAZF. On October 12, 2001, the closing price of one share of our common stock was $0.21.

                               -----------------

    Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 1.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is October 18, 2001.

                               TABLE OF CONTENTS

                                                Page
                                                ----
About this Prospectus..........................   1
Risk Factors...................................   1
Consolidated Ratio of Earnings to Fixed Charges  11
Forward-Looking Statements.....................  12
Use of Proceeds................................  12
General Description of Securities..............  13
Plan of Distribution...........................  17
Legal Matters..................................  18
Experts........................................  19
Recent Developments............................  19
Where You Can Find More Information............  21

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell class A common stock, preferred stock, debt securities and warrants for debt and equity securities from time to time in one or more offerings up to an aggregate initial public offering price of $30,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                                Razorfish, Inc.

   Razorfish's services employ digital technologies to address a wide range of its clients' needs, from business and brand strategy to systems integration. From its founding in 1995 to the present, Razorfish has provided its clients with services designed to enhance communications and commerce with their customers, supliers, employees and other partners through the use of digital technologies.

   Our principal executive offices are located at 32 Mercer Street, New York, New York 10013 and our telephone number is (212) 966-5960.

                                 RISK FACTORS

Our market and the demand for business and technology consulting services are deteriorating rapidly. This has detrimentally affected our financial results, and may continue to do so.

   The market for our consulting services and global digital solutions has been changing rapidly over the last three years, and we expect this level of change to continue. The market for digital solutions and consulting skills expanded rapidly during 1999 and 2000, but has both shifted and declined significantly since the third quarter of 2000. These market changes have affected our financial results. Our revenues for the three months ended September 30, 2001 decreased by 34% from our revenues for the three months ended June 30, 2001 and our revenues for the three months ended June 30, 2001 decreased by 33% from our revenues for the three months ended March 31, 2001 and our revenues for the three months ended March 31, 2001 decreased by 15% from our revenues for the three months ended December 31, 2000. We expect this market to remain volatile and we can give no assurances that the decline in revenue and net losses will not continue in future periods. If we cannot make changes in our business model to respond to changes in our marketplace, our business, financial condition and results of operations will suffer. Our success will depend, in part, on our ability to develop service offerings that keep pace with rapid and continuing changes in technology, evolving industry needs and changing client preferences. Our success will also depend on our ability to develop and implement ideas that successfully apply existing and new technologies to deliver tangible value to our clients. We may not be successful in addressing these developments on a timely basis or in selling our services in the marketplace.

We have reported losses and reductions in revenue, and cannot assure you that we will regain profitability.

   Our revenues decreased $58.1 million, or 75.3%, to $19.0 million for the three months ended September 30, 2001 from $77.1 million for the comparable period in 2000 and decreased $127.4 million or 58.5% to $90.4 million for the nine months ended September 30, 2001 from $217.8 million for the comparable period in 2000. This decrease in revenue was primarily due to significant reduction in demand for services experienced by consultants which provide similar services to ours. If we cannot successfully adjust to changing market conditions, we may not be able to increase our revenues, we may incur losses in the future, and we may not regain profitability.

   A high percentage of our expenses, including those related to employee compensation and equipment, are relatively fixed. The number of our client engagements has decreased in recent quarters and our revenues and operating results have also decreased. If our operating results fall short of investors' expectations, the trading price of our common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.

We may need additional capital that may not be available to us.

   We may need to raise additional funds through public or private debt or equity financings in order to fund our current operating losses and to settle our accounts payable and accrued expenses while we attempt to balance the demand for our services with the cost of providing those services. Included in our accrued expenses is an estimate of approximately $6 million related to an unresolved withholding tax issue with various governmental agencies. If we return to profitability, we may need additional funds to take advantage of opportunities, including acquisitions of, or investments in, businesses or technologies, developing new services, or responding to competitive pressures. We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our financial condition, operating results and business may be materially and adversely affected.

Our business is subject to economic conditions generally and technology spending by companies in particular. The continuation of the economic downturn in the United States and Europe could have an adverse impact on the demand for our services and, therefore, affect our continued viability.

   Our revenues and results of operations are subject to fluctuations based upon the general economic conditions in the United States and abroad. The recent economic downturn in the United States and abroad has caused our customers and potential customers to substantially reduce their budgets for, and delay implementation of, Internet-focused business solutions. A further deterioration in existing economic conditions could therefore materially and adversely affect our financial condition, operating results and business. Our operating results and financial condition may also be adversely affected by difficulties we may encounter in collecting our accounts receivable and maintaining our profit margins during an economic downturn. In addition, our ability to improve our operating results will be heavily dependent upon our clients' and potential clients' belief that we will remain in operation. Clients and potential clients have been reticent about giving long-term projects to companies such as us.

Terrorist attacks and threats or actual war may adversely affect our financial condition, operating results, and business.

   Recent terrorist attacks in the United States and recent acts of war by and against the United States, as well as future events occurring in response or connection to them, including, without limitation, future terrorist attracts against the United States, Europe or other targets, rumors or threats of war, actual conflicts involving the United States or its allies, including various countries in Europe, or military or trade disruptions affecting our customers, may adversely affect our financial condition, operating results and business, including, among other things, the delay or cancellation of the delivery of Internet-focused business solutions on the part of our customers or potential customers. More generally, any of these events could cause business and consumer confidence and spending to decrease further, resulting in increased volatility in the U.S. and worldwide financial markets and economy and result in economic recession in the United States and internationally. Any of these occurrences would likely have a significant adverse effect on our operations and financial condition and could increase the volatility of the market price for our common shares as well as adversely affect the future price of our common shares.

We have recently had significant changes in our executive management structure, and we cannot be certain that our new executive management will work together successfully.

   On May 2, 2001, our founders, Jeffrey Dachis and Craig Kanarick, who served as chief executive officer and chief strategic officer, respectively, resigned their positions. Mr. Dachis had served as chief executive officer since our inception. Mr. Dachis was replaced by Jean-Philippe Maheu, formerly our chief operating officer, who has been with us in various capacities since July 1997. We are not currently planning to replace Mr. Kanarick.

Also, we have yet to hire a new chief operating officer, and do not have immediate plans to do so. As currently constructed, our management team has not worked together for a significant length of time and could materially harm our business, results of operations and financial condition.

The loss of our key professionals would make it difficult to complete existing client engagements and bid for new client engagements, which could adversely affect our business and results of operations.

   Our business is labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If any of our senior managers or key project managers leave, we may be unable to complete or retain existing client engagements or bid for new client engagements of similar scope and revenue. We have entered into employment agreements and non-competition agreements with some of our senior managers, but these key personnel may still leave us or compete with us. In addition, a court might not enforce the non-competition provisions of these agreements and in certain jurisdictions non-competition agreements with employees are not enforceable. Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. These professionals must have skills in business strategy, marketing, branding, technology and creative design. An inability to attract, motivate and retain qualified professionals, could adversely affect our business and results of operations.

We are involved in litigation, including class action lawsuits and a shareholder's derivative action, that has been costly and time-consuming.

   We are involved in a variety of lawsuits, including class action lawsuits and a shareholder's derivative action which are discussed below. In addition, various other lawsuits, claims and proceedings have may be asserted against us or by us, including, without limitation, those related to lease contracts, performance of services for customers and employment matters. Litigation is expensive and time consuming, regardless of the merits of the claim and regardless of the outcome. These cases have and could continue to divert management's attention from our business, and we cannot predict the outcome of any litigation. Some lawsuits, claims or proceedings may be disposed of unfavorably to us, and we may incur significant costs defending ourselves. As a result, we can not assure you that any or all of the litigation matters in which we are involved will not significantly harm our business or our financial situation.

   On June 15, 2001, Razorfish and certain of its present and former officers and directors were named as defendants in a series of purported class actions filed in the United States District Court for the Southern District of New York asserting that the underwriters of Razorfish's initial public offering engaged in allegedly improper compensation arrangements that were not disclosed in the offering's prospectus. We intend to defend these cases vigorously but cannot currently predict the outcome.

   On December 13, 2000, a class action lawsuit was filed against Razorfish and certain of its officers in the Southern District of New York. An additional 12 identical actions have since been filed, and all suits have been consolidated in the Southern District. The suits allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 based on alleged false statements made in Razorfish public disclosures concerning the integration of i-Cube, a company acquired by Razorfish in 1999. On September
26, 2001, the Court granted Razorfish's motion to dismiss the consolidated securities class action. Plaintiffs are seeking reconsideration of the decision.

   On February 13, 2001, a shareholders' derivative action was filed in Delaware Chancery Court by Robert C. Nichols on behalf of Razorfish against the members of Razorfish's Board of Directors, alleging breach of the Directors' fiduciary duties of care and loyalty to Razorfish due to the alleged violations of securities laws based on the alleged failure to properly manage Razorfish including the failure to prevent the alleged false statements made in Razorfish's public disclosures concerning the integration of i-Cube. The plaintiffs in this action are seeking to direct the defendants account to Razorfish for damages and establish adequate compliance programs to ensure that Razorfish complies with its disclosure obligations under federal securities laws. This action is currently stayed by mutual agreement of the parties pending the outcome of the class action filed in the Southern District of New York described above.

Our revenues are difficult to predict because we derive them from fees generated on a project-by-project basis and we do not have a substantial number of long- term contracts with our clients.

   Because clients typically engage us on a project-by-project basis, we cannot be certain that these clients will engage us for future projects. It is difficult to predict whether our revenues will decrease in subsequent periods because a client elects not to retain us after the completion of a project or elects to retain us for a smaller project. While we do not currently have any clients that, individually, account for more than 10% of our revenues, it is possible that, in the future, we may depend on a small number of clients for a significant portion of our revenues and who retain our services on a project-by-project basis. In that event, our business may be adversely affected if such clients do not retain us upon completion of their projects for projects of a similar size and cost.

   Many of our clients can terminate their agreements with us, whether time and materials or fixed-fee based, on 30-days' prior written notice. If our clients terminate, or fail to renew, existing agreements, our business, financial condition and results of operations could suffer material harm.

Our engagements could be unprofitable if we do not perform fixed-price, fixed-time contracts efficiently.

   Some of our engagements may be unprofitable and we may experience losses if our actual costs for fixed-price, fixed time engagements exceed the estimated costs. Historically, Razorfish has derived a portion of its revenues from fixed price, fixed-time contracts. For example, in the year 2000, we derived approximately 54% of our revenues from fixed price, fixed-time contracts. When working on that basis, we agree with the customer on a statement of work. We promise that we will deliver the specified work at a specified time at a fixed price. In making proposals for fixed-price, fixed-time contracts, we estimate the time and money required to complete the client engagement. These estimates reflect judgments about the complexity of the engagement and the efficiency of our methods, technologies and IT professionals when applied to the client engagement. Unexpected delays and costs may arise, often outside of our control. To remedy these delays, we may sometimes need to devote unanticipated additional resources to complete some of our client engagements. Devoting extra resources reduces the profitability of the contracts, and can even lead to losses. The losses or diminished profitability on fixed-fee, fixed-time contracts could materially harm our business, financial condition and results of operations.

Our billable employees may be underutilized if clients do not retain our services, which could reduce our revenues and margins and damage our goal to return to profitability.

   If clients who use our services fail to retain us for future projects or if clients or prospective clients delay planned projects, we may be unable to quickly reassign billable employees to other engagements so as to minimize under-utilization of these employees. This under-utilization could reduce our revenues and gross margins and hinder profitability.

Some of our clients may be unable to raise additional capital needed to retain our service or pay us for services performed.

   Some of our current and potential clients, particularly those clients funded primarily by venture capital, need to raise additional funds in order to continue their business and operations as planned. We cannot be certain that these companies will be able to obtain additional financing on favorable terms or at all. As a result of their inability to raise additional financing, some clients may be unable to pay us for services we have already provided them with or they may terminate our services earlier than planned, either of which could seriously harm our business, financial condition and operating results. In particular, some of our current and potential clients in this category have recently encountered great difficulty obtaining needed financing and we have written off substantial accounts receivable.

Our recent acquisitions and growth have created financial and other challenges, which, if not addressed or resolved, could harm our business.

   We have experienced financial, operational and managerial challenges in integrating recently acquired companies and managing the overall growth and, more recently, the rapid contraction of the business. Razorfish completed numerous acquisitions during 1998, 1999 and 2000. Our recent growth has strained our managerial and operational resources.

   Our management faces the difficult and potentially time consuming challenges of implementing uniform standards, controls, procedures and policies throughout our U.S. and European offices. To manage future growth, our management must continue to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base. If our systems, procedures and controls are inadequate to support our operations, our expansion would halt, and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could materially harm our business, results of operations and financial condition.

   We could also experience financial or other setbacks if the acquired businesses experienced problems in the past of which our management does not yet know. For example, if an acquired business had dissatisfied customers or performance problems, our reputation could suffer as a result of our association with that business. Our management is unaware of any material legal claims against any of the acquired companies. However, to the extent any customer or other third party asserts any material legal claims against any of the acquired companies, our business, financial condition and results of operations could suffer material and adverse harm.

We may be unable to manage effectively the restructuring efforts we announced in December, which could result in our being unable to control our costs and implement our business strategies effectively.

   Since December 31, 2000, Razorfish has engaged in a variety of restructuring efforts, including terminating approximately 1200 of its 1994 employees and closing operations in its Helsinki, Milan and London offices. As a result of the closing of the Milan and Helsinki offices, Razorfish recorded restructuring costs of approximately $82.8 million consisting of $25.2 million for workforce reductions, $36.3 million for consolidation of facilities and $21.3 for other depreciable assets. If we find that our current restructuring efforts are insufficient to help us achieve profitability, we may implement additional restructuring efforts. Our restructuring efforts to date and any future restructuring efforts have placed, and may continue to place, a significant strain on our managerial, operational, financial and other resources. Additionally, the restructuring may negatively affect our employee turnover, recruiting and retention of important employees. If we are unable to implement our restructuring effectively or if we experience difficulties in implementing the restructuring, our expenses could increase more quickly than our revenues or our revenues could decline as a result of our failure to service new client engagements adequately, either of which would seriously harm our business, financial condition, results of operation and cash flows.

We may have difficulty in managing our international operations because of distance, language and cultural differences, which could adversely affect our business and results of operations.

   In addition to our domestic operations, we have operations in seven international cities: Stockholm, Sweden; Oslo, Norway; Amsterdam, the Netherlands; Frankfurt, Hamburg; Munich, Germany and Tokyo, Japan. Our management may have difficulty managing our international operations because of distance, as well as language and cultural differences. Approximately 42% of our revenues were derived from our international operations (as of the quarter ended June 30, 2001) and, therefore, we can not assure you that our business and financial condition will not be adversely affected if we have difficulty managing our international operations.

Generally, we face certain risks doing business abroad that we do not face domestically. As a result, risks from our international operations may negatively affect our business.

   Because we do business in other countries, we face risks that we would not face or that we would face to a lesser degree if we only did business domestically. Among the most significant risks that we face as a result of our international operations include:

    .  difficulties and costs of staffing foreign operations;

    . legal and regulatory requirements of different countries, such as differing tax or labor laws and

    .  potential political and economic instability.

Seasonal reductions in business activity, particularly in parts of Europe, could adversely affect our financial results.

   In general, the laws of the European countries in which Razorfish operates mandate that all employees receive significantly more vacation days than in the United States. For example, in Sweden, each employee must receive a minimum of 25 days paid vacation per year. These vacations are typically taken in the third quarter, resulting in declining revenues during this period due to a reduction in both billable hours and client demand. This could have a material and adverse affect on our financial results.

We compete in a new and highly competitive market that has low barriers to entry. If competition increases, as we expect it to, our financial results may be adversely affected.

   We compete in the information technology services market, which is relatively new and intensely competitive. We expect competition to intensify as the market evolves. We compete with:

    .  strategic consulting firms;

    .  Internet service firms;

    .  technology consulting firms and integrators; and

    . in-house information technology, marketing and design departments of our clients and potential clients.

   Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we have. In addition, our industry is experiencing rapid consolidation, which may better enable current and future competitors to devote greater resources to marketing campaigns, adopt more aggressive pricing models or devote substantially more resources to client and business development than we do.

   Relatively few barriers prevent competitors from entering the information technology services market. As a result, new market entrants pose a threat to our business. We do not own any patented technology that prevents or discourages competitors from entering the information technology services market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could materially harm our business, results of operations and financial condition.

If we do not maintain our reputation and expand our name recognition, we may not remain competitive.

   If our reputation is damaged or if we do not effectively communicate to potential clients what services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high quality services and end-to-end digital communications solutions, which we cannot ensure. If clients do not perceive our services to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

   In addition, we license two trademarks and our design logo to Razorfish Studios, Inc., a company controlled by Communicade and Messrs. Dachis and Kanarick. Because we license the "Razorfish" trademarks and design logo to Razorfish Studios, content published or actions taken by Razorfish Studios could materially and adversely affect our name and reputation.

We may be liable for defects or errors in the solutions we develop for our clients, which could reduce our revenues.

   Many of the solutions we develop are critical to the operations of our clients' businesses. Any defects or errors in these solutions could result in:

    .  delayed or lost revenue;

    .  damage to our professional reputation;

    .  negative publicity;

    .  additional expenditures to correct the problem; or

    . claims against us for negligence in performing our services or errors in the software code provided by us.

   The contracts we enter into with our customers often limit the damages we may have to pay to damages arising from our negligent conduct and for other potential liabilities in our services. However, these contractual provisions may not protect us from liability for damages. In addition, large claims may not be adequately covered by insurance and may raise our insurance costs.

Misappropriation of our trademarks and other proprietary rights could harm our reputation, affect our competitive position and cost money.

   We believe our trademarks and other proprietary rights are important to our success and competitive position. If we cannot protect our trademarks and other proprietary rights against unauthorized use by others, our reputation among existing and potential clients could be damaged and our competitive position adversely affected. We have registered certain of our trademarks in the United States and abroad to protect our trademark rights. In addition, we use our best efforts to limit access to and distribution of our proprietary information, as well as proprietary information licensed from third-parties. We cannot ensure that these strategies will be adequate to deter unauthorized use of our trademarks, or misappropriation of our proprietary information and material.

   Our strategies to deter misappropriation could be inadequate in light of the following risks:

    . foreign countries may not recognize our proprietary rights or may fail to protect those rights adequately;

    . competitors could use our trademarks without authorization or misappropriate our proprietary information or materials without detection; and

    . non-competition and confidentiality agreements signed by our key employees may prove unenforceable.

   If any of these risks materialize, we could be required to spend significant amounts to defend our proprietary rights and our managerial resources could be diverted. In addition, our trademarks and other proprietary rights may decline in value or not be enforceable.

We may face intellectual property claims that may be costly to resolve and limit our future ability to use certain intellectual property.

   Although we believe that the solutions that we develop for our clients and our proprietary rights generally do not infringe the intellectual property rights of others, other parties may assert intellectual property infringement claims against us, and we cannot assure you that such claims will not be successful. If such claims materialize, even if not successful, we could incur substantial costs and our management resources could be diverted. If a claim relating to proprietary technology, content or information is asserted against us, we may need to obtain licenses to the disputed intellectual property. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms or that we will be able to obtain the licenses.

We must adapt to technical innovations in order to retain and attract clients.

   Our business operations depend, in part, on our ability to keep pace with rapid technological change, new products and services embodying new processes and technologies and industry standards and practices. Failure to respond to these changes could render our existing service practices and methodologies obsolete. We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to these developments.

The services we provide depend largely on the Internet. Therefore, if usage of the Internet fails to grow, our business may fail to grow as well.

   Our future success depends on continued growth in the use of the Internet because we primarily use Internet-based technology to create our solutions. If businesses do not consider the Internet a viable commercial medium, our client base may not grow. The adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete.

   In addition, our business may be indirectly impacted if the number of users of the Internet does not increase or if commerce over the Internet does not become more accepted and widespread. The Internet may lose its viability as a commercial marketplace due to consumers' actual or perceived lack of security of information, such as credit card numbers, governmental regulation and uncertainty regarding intellectual property ownership. Use of the Internet may also be affected if the infrastructure of the Internet is not developed or maintained. Published reports have indicated that capacity constraints caused by growth in the use of the Internet may impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable and widespread commercial medium, our business, results of operations and financial condition could be materially and adversely affected.

U.S. and foreign government regulation of the Internet is still developing and may adversely impact our business.

   State, local and federal governments in the U.S. and local and national governments in the European Union and elsewhere have passed legislation relating to the Internet and electronic commerce, including laws and regulations relating to user privacy, taxes, pricing and copyrights. In many instances, because these laws are still being implemented, we are not certain how they will directly affect our business. The new legislation and regulations may indirectly affect us through their impact on our clients and potential clients and could affect the growth of the Internet as a medium for commerce and communications. In addition, U.S. and foreign governmental bodies are considering, and may consider in the future, other legislative proposals to regulate the Internet and electronic commerce. We cannot predict if or how any future legislation would impact our business, results of operations or financial condition.

The conversion to the euro may adversely affect our business in Europe.

   Because of our European operations, we face risks as a result of the conversion by some of the European Union member states of their currencies to the euro. The conversion rates between the member states' currencies and the euro are fixed by the Council of the European Union. We are unsure as to whether the conversion to the euro will have an adverse impact on our business, but potential risks include
(1) the costs of modifying our software and information systems and (2) changes in the conduct of business and in the principal European markets for our products and services.

   In addition, a significant amount of uncertainty exists as to the interpretation of certain Euro regulations and the effect that the Euro will have on the marketplace, including its impact on currency exchange rate risk, pricing, competition, contracts, information systems and taxation. During 2000, Razorfish derived approximately 10% of its revenue from customers in countries which have converted to the Euro. Razorfish has not yet determined the costs of addressing Euro-related issues, but does not expect such costs to be material. Because Razorfish's evaluation of the Euro-related issues is at an early stage, however, there can be no assurance that such issues and their related costs will not have a material adverse effect on Razorfish's business, financial condition and results of operations.

Our stock price is volatile which among other things, can adversely affect our ability to raise capital and undermine investor confidence.

   The trading price of our stock is volatile, and this volatility will likely continue in the future. Wide fluctuations in our trading price or volume can be caused by:

    .  quarterly variations in our operating results;

    . announcements by significant investors of their intention to sell our shares;

    . investor perception of our company and the information technology services market in general;

    .  announcements or implementation of technological innovations;

    . announcements or implementation by us or our competitors of new products or services;

    .  seasonal factors such as the impact of vacations, especially in Europe;

    . lay-offs of employees due to underutilization or resignations of key employees, officers or directors;

    .  financial estimates by securities analysts; and

    .  general economic and information technology services market conditions.

   Beginning in the second half of 2000, many technology companies in this sector started facing sudden and dramatic changes in the demand for their respective services. Razorfish believes that this change was and continues to be fueled by a slowing economy in both the United States and Europe. Razorfish believes that there will be demand for its services in the future but Razorfish will face the same uncertainties that are faced by its competitors. Currently Razorfish is facing an elongated sales cycle and can make no assumptions as to when such conditions will improve.

   In addition, the stock market in general, and the market for Internet-related stocks in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If investor interest in Internet stocks continues to decline, the price for our common stock could drop suddenly and significantly, even if our operating results improve from their current state. If the trading volume of our common stock experiences significant changes, the price of our common stock could also be adversely affected. Furthermore, declines in the trading or price of our common stock could materially and adversely affect employee morale and retention, our access to capital and other aspects of our business. In the past, securities class action litigation has been brought against a company following periods of volatility in the market price of its securities. Because of the volatility of our stock price, we may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could adversely affect our financial condition and results of operations.

If our common stock is delisted from Nasdaq it could result in difficulties in disposing of shares of our common stock owned by investors.

   Our common stock is currently listed on the Nasdaq National Market. In order for our stock to continue to be listed on the Nasdaq National Market, we must maintain $4,000,000 in net tangible assets, a public float of 750,000 shares, a $5,000,000 market value of our public float, a minimum bid price of $1.00, 400 round lot holders and two market makers. We were advised by Nasdaq in a letter dated July 10, 2001 that, and that if our minimum bid price does not exceed $1.00 for ten consecutive trading days during the 90 day period after being so advised, our common stock may be delisted from the Nasdaq National Market. If we are delisted from the NASDAQ National Market, we may seek to transfer the listing of our common stock to the Nasdaq SmallCap Market, which requires that we maintain $2,000,000 in net tangible assets, $35,000,000 in market capitalization or $500,000 in net income in two of our last three fiscal years, a public float of 500,000 shares, a $1,000,000 public float, a $1.00 bid price, two market makers and 300 round lot holders. However, due to the recent terrorist attacks on the World Trade Center, the Nasdaq will allow companies trading under $1 to remain listed until at least January 2, 2002. If we are unable to maintain our National Market listing or are unable to qualify to transfer our listing to Nasdaq's SmallCap market, our common stock would likely be traded on the OTC Bulletin Board, where you may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new equity offerings.

   No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability for future sale of shares of common stock or securities convertible into or exercisable for our common stock will have on the market price of common stock prevailing from time to time. Sale, or the availability for sale, of substantial amounts of common stock by us through means of this prospectus, by existing stockholders under Rule 144, through the exercise of registration rights or the issuance of shares of common stock upon the exercise of stock options or warrants or the conversion of any convertible preferred stock, or the perception that such sales or issuances could occur, could adversely affect prevailing market prices for our common stock and could materially impair our future ability to raise capital through an offering of equity securities. We have over 18,700,000 shares issuable upon exercise of options (approximately 11,000,000 of which are currently exercisable).

   Our co-founders, Jeffrey Dachis and Craig Kanarick, resigned as Co-Chairmen of the Board on June 13, 2001. Each of them has already filed with the SEC a Form 144 indicating their respective intentions to sell all of their shares, and, as of the date of the filing of this Registration Statement, Mr. Dachis has sold all of his shares (approximately 4,735,592 shares) and Mr. Kanarick has sold substantially all of his shares (approximately 4,478,800 shares). Such sales may have had and may in the future have a depressive effect on the market price of our Common Stock.

The Debt Securities will be unsecured and have no sinking fund provision

   The Debt Securities, if issued, will be unsecured and will constitute general payment obligations of Razorfish. They may be subordinate to other, non-subordinated obligations for borrowed money of Razorfish, or senior debt. If we were to dissolve or enter bankruptcy, any creditors of Razorfish with a security interest in any of our assets, or secured creditors, would be able to force the sale or other disposition of such assets in order to satisfy the debt the assets secure. Only if the amount realized upon the sale or other disposition of any asset of Razorfish in which Razorfish has granted a security interest exceeding the amount of our debt to our secured creditors, would the general creditors of Razorfish (including the holders of the Debt Securities) realize value from any such sale or other disposition. In such an event, however, the holders of senior debt would be entitled to be paid before the holders of the Debt Securities. We currently have no secured creditors and no senior debt. If we were liquidated, the holders of Debt Securities would share with other general unsecured creditors, on an equal basis, in the proceeds remaining, if any, after the holders of the senior debt were paid, and there might not be sufficient assets remaining to pay amounts with respect to any or all of such debt.

   We may issue additional senior debt and debt which ranks on an equal basis with the Debt Securities. However, we do not anticipate issuing any such senior debt or other debt of equal rank.

   In addition, the Debt Securities contain no sinking fund provisions, which means that we are not obligated to set aside periodically any amount in anticipation of paying the principal amount of the Debt Securities at maturity.

No trustee for the Debt Securities to enforce the rights of the holders

   The Debt Securities will not be issued pursuant to an indenture, and there will be no indenture trustee to enforce the rights of holders of the Debt Securities if Razorfish breaches any of the covenants contained in the Debt Securities, including the promise to pay principal and interest. In the event of any such breach, a holder of the Debt Securities, or a group of holders acting together, would, as a practical matter, need to retain legal counsel to enforce rights against Razorfish, which might be prohibitively expensive.

Our charter documents could make it more difficult for a third party to acquire us, which may not be desirable to certain shareholders.

   Our Certificate of Incorporation and By-laws are designed to make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our Certificate of Incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of "blank check" preferred stock. Without stockholder approval, the Board of Directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire our company.

   Our By-laws do not permit any person other than the Board of Directors or certain executive officers to call special meetings of the stockholders. In addition, we must receive a stockholders' proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the Board of Directors would be subject to significant delays and difficulties.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

   As of the date of this prospectus, we have no preferred stock outstanding.

   The following table sets forth Razorfish's ratio of earnings to fixed charges.



                                          Six Months
                                            Ended    Year Ended December 31,
                                           June 30,  ------------------------
                                             2001    2000 1999 1998 1997 1996
                                          ---------- ---- ---- ---- ---- ----
   Ratio of Earnings to Fixed Charges (1)    (a)     (a)  2.8  10.9 11.4 6.8

--------
(1) For purposes of this calculation, earnings are defined as income before income taxes and fixed charges. Fixed charges are the sum of interest on indebtedness and one-third of rent expense, which is deemed representative of an interest factor.
(a) The coverage ratio was less than 1:1 therefore performance would have to increase by $162 million and $146.0 million for the six months ended June 30, 2001 and fiscal year ended December 31, 2000 respectively, to achieve a ratio of 1:1.

                          FORWARD-LOOKING STATEMENTS

   Statements in this prospectus about our future results, levels of activity, performance, goals or achievements or other future events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those listed under "Risk Factors" or described elsewhere in this prospectus. These statements include, but are not limited to, the statements regarding:

    . our plans to remain at the leading edge of digital technologies including the internet, wireless, broadband and satellite technologies;

    .  our plans to expand the recognition of our brand name;

    . the expected growth in the use of digital communications technologies in more industries;

    . our plans to integrate our operations with those of the companies that we have acquired;

    .  our plans to increase our client base; and

    .  our plans to improve our future financial performance.

   In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases.

   Among the factors that could cause our actual results or events to differ are the risks that are set forth in this document under the caption "Risk Factors," in particular:

    .  unanticipated trends and conditions in our industry;

    . the risk that we may be unable to manage effectively the restructuring that we announced in December;

    . the risk that we will not have sufficient capital to maintain and/or expand our operations;

    . the risk that we will not be able to keep pace with the changing communications technologies;

    . the risk that our billable employees may be underutilized if clients do not retain our services;

    . the risk that we will not be able to maintain our reputation and expand our name recognition;

    . the risk that we will not be able to identify and acquire companies that complement or enhance our business; and

    . any inability to address or resolve financial, operational and managerial challenges arising from our acquisitions or that we otherwise confront.

   Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. We are under no duty to update any of our forward-looking statements after the date of this report, other than as required by law. You should not place undue reliance on forward-looking statements.

                                USE OF PROCEEDS

   Each time we sell our securities, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

   In general, we intend to use the net proceeds from the sale of our securities for general corporate purposes. General corporate purposes may include restructuring efforts, capital expenditures, acquisitions, investments, repurchase of our capital stock and any other purpose that we may specify in any prospectus supplement. Although net proceeds may be used for acquisitions, we have no current plans or agreements to make any such acquisitions.

                       GENERAL DESCRIPTION OF SECURITIES

   We may offer under this prospectus shares of Class A common stock, shares of preferred stock, debt securities, warrants to purchase common stock or preferred stock or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $30,000,000. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Certain of the securities to be offered hereby may involve a high degree of risk. To the extent not set forth under "Risk Factors" in this prospectus, such risks will be set forth in the prospectus supplement relating to such securities.

                 DESCRIPTION OF COMMON STOCK THAT WE MAY OFFER

   As of the date of this prospectus, we are authorized to issue up to 200,000,000 shares of common stock. As of October 12, 2001, we had 103,094,005 shares of common stock issued and outstanding and had reserved 18,754,769 shares of common stock for issuance upon exercise of options.

Dividends

   The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment.

Rights Upon Liquidation

   In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Voting Rights

   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Miscellaneous

   The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Listing of Securities

   Our common stock is traded on the Nasdaq National Market under the symbol RAZF. Our intention to list for trading other securities that are issued under this prospectus will be described in the appropriate prospectus supplement.

               DESCRIPTION OF PREFERRED STOCK THAT WE MAY OFFER

General

   Pursuant to our Certificate of Incorporation, as amended, the board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock. The board of directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights and preferences that the board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by the Board of Directors may be greater than the rights of the common stock.

   The following summarizes the terms of the preferred stock that we may offer under this prospectus. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

    . the title and liquidation preference per share of the preferred stock and the number of shares offered;

    .  the purchase price of the preferred stock;

    . the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

    .  any redemption or sinking fund provisions of the preferred stock;

    .  any conversion provisions of the preferred stock;

    .  the voting rights, if any, of the preferred stock; and

    . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

   The summary in this prospectus or any prospectus supplement is not complete. For a complete description, you should refer to the certificates of designation establishing a particular series of preferred stock, which will be filed with the Securities and Exchange Commission in connection with the offering of the preferred stock.

   We have no current intention to issue preferred stock which would entitle the holder either to additional shares of preferred stock or to additional shares of the stock into which the preferred stock converts based on a decline in the price of our common stock. If we elect to issue such a security, it will be fully described in the applicable prospectus supplement.

Dividend Rights

   The preferred stock will be preferred over the common stock as to payment of dividends to the extent any series of preferred stock is entitled to preferred dividends. In such event, before any dividends or distributions on the common stock (other than dividends or distributions payable in common stock) shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights Upon Liquidation

   The preferred stock will be preferred over the common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, the holders of preferred stock will not be entitled to any other or further payment unless otherwise specified in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets and funds legally available for distribution to the preferred stock shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

Redemption

   All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series.

Conversion

   Shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

Voting Rights

   Except as indicated in the prospectus supplement, the holders of preferred stock shall have no voting power whatsoever except as provided by law.

               DESCRIPTION OF DEBT SECURITIES THAT WE MAY OFFER

   The debt securities will be either our senior debt securities or our subordinated debt securities. Pursuant to an exception provided by Section 304(a)(8) of the Trust Indenture Act of 1939 (the "TIA"), because we will not issue more than $5,000,000 in the aggregate of debt securities in any 12 month period under this registration statement, the senior debt securities and the subordinated debt securities will not be issued under an indenture. The debt securities may be issued from time to time in one or more series. The particular terms of each series which are offered by a prospectus supplement will be described in the prospectus supplement.

General

   Debt securities in separate series may be issued thereunder from time to time up to an aggregate principal amount of $5,000,000. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest. The debt securities will be our unsecured obligations.

   The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt (as defined) as described in the prospectus supplement applicable to any subordinated debt securities. If the prospectus supplement so indicates, the subordinated debt securities will be convertible into our common stock. We have no current intention to issue convertible debt securities which would entitle the holder to convert into a greater number of shares of common stock based on a decline in the price of our common stock. If we elect to issue such a security, it will be fully described in the applicable prospectus supplement.

   The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

    .  the title of the debt securities;

    . whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

    .  the limit on the aggregate principal amount of the debt securities;

    .  the dates on which the principal of the debt securities will be payable;

    . the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

    .  the places where payments on the debt securities will be payable;

    . any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

    . the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

    .  whether the debt securities are defeasible;

    .  any events of default;

    . whether the debt securities that constitute subordinated debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto, the conversion period and other conversion provisions;

    .  any covenants applicable to any of the debt securities; and

    .  any other terms of the debt securities.

   Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

                 DESCRIPTION OF THE WARRANTS THAT WE MAY OFFER

   We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrants. The warrant agreements will be filed with the SEC in connection with the offering of the specific warrants.

   The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

    . the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

    . the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

    . the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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    .  United States Federal income tax consequences applicable to the warrants; and

    .  any other terms of the warrants.

   Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

   Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

                             PLAN OF DISTRIBUTION

   We have engaged on a best efforts basis Ladenburg Thalmann & Co., Inc. as our placement agent for this offering. Ladenburg Thalmann has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock, preferred stock, debt securities and warrants from time to time on specific terms to be negotiated between us and the institutional investors. Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether it does or does not successfully identify others to purchase our securities. Also, Ladenburg Thalmann has advised us that it will not purchase any shares of our securities for its own account or for any discretionary accounts managed by it.

   We have paid Ladenburg Thalmann an advance of $50,000 against a non-accountable expense allowance equal to 0.2% of the gross proceeds raised through Ladenburg Thalmann, subject to a cap of $50,000. Further, we have agreed to pay Ladenburg Thalmann a placement fee equal to 5.5% of the gross proceeds from each sale of equity or equity-linked securities and 3% with respect to non-convertible debt securities, and warrants equal to 6% of the number of shares of Class A Common Stock sold through Ladenburg Thalmann (or in the event of the sale of convertible or exchangeable Securities, the number of shares of Class A Common Stock into which such convertible or exchangeable Securities are convertible as of such closing). Such warrants will not be exercisable for a period of one year after their respective dates of issuance, and shall be non-transferable for a period of one year except as permitted by NASD Rule 2710(c)(7)(A). We have agreed to indemnify Ladenburg Thalmann, its stockholders, directors, officers, employees, agents affiliates and controlling persons from an against any and all claims, damages, liabilities, or expenses, and all actions in respect thereof arising under the Securities Act.

   We may also sell the securities being offered pursuant to this prospectus directly to purchasers, to or through other underwriters, through other dealers or other agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Razorfish, any underwriting discounts and other items constituting underwriters' compensation, the public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

   If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of

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the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased. We may also engage underwriters, which may include Ladenburg Thalmann to conduct an at-the-market offering pursuant to Rule 415(a)(4), subject to the limitations prescribed by such rule.

   If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

   The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

   Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

   Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

   If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

   Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on Nasdaq. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by Razorfish for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered will be passed upon for us by Morrison & Foerster LLP.

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                                    EXPERTS

   The consolidated financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 1998 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements as of December 31, 1999, and for each of the two years in the period ended December 31, 1999 incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, except as they relate to Razorfish, on a prepooling of interests basis, as of December 31, 1998 and for the year then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Razorfish as of December 31, 1998 and the year then ended, by Arthur Andersen LLP, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms experts in auditing and accounting.

                              RECENT DEVELOPMENTS

   On September 24, 2001 Razorfish settled both the complaint filed on December 7, 2000 against it by Earlychildhood.com, a former Razorfish client, alleging breach of contract and related causes of action, and its related counterclaim.

   On September 4, 2001, Citicapital Commercial Corporation ("Citicapital") filed a complaint in New York County Supreme Court against Razorfish alleging that Razorfish breached the terms of a lease for equipment. Citicapital claims that Razorfish defaulted on the lease and seeks monetary and injuctive relief. At present, Razorfish is not in a position to predict the outcome of this action. Razorfish intends to defend its interests in the action vigorously.

   On August 30, 2001, Razorfish closed its London, England office as a part of its continued efforts to regain profitability and manage costs. Pursuant to The Companies Act of 1985 of United Kingdom law, the closure process will be managed by a liquidator.

   On August 24, 2001, Razorfish provided its named executive officers--Jean-Philippe Maheu, John Roberts, Michael Simon, Robert Lord and Michael Moore--and three additional executive officers (collectively, the "Executives") a continuing employment incentive in an amount equal to three-months' base compensation (the "CEI") as currently in effect for each of the Executives. The purpose of providing the CEI is to encourage the continued retention of each of the Executives by Razorfish. Further, the provision of the CEI was authorized unanimously by the Company's Compensation Committee on May 25, 2001.

   Each Executive shall receive the CEI, if at all, upon the earlier to occur of the date of his non-voluntary termination of employment and, provided that he is employed by Razorfish on November 1, 2001. No Executive will be entitled to receive the CEI in the event that he voluntarily terminates his employment with the Company prior to November 1, 2001.

   On September 26, 2001, the United States District Court for the Southern District of New York granted Razorfish's motion to dismiss the consolidated securities class action initially filed on December 13, 2000 against Razorfish and certain of Razorfish's current and former officers and directors. The lawsuit alleged violations of the securities laws based on alleged false statements made in Razorfish public disclosures concerning the integration of i-Cube, a company acquired by Razorfish in 1999. Plaintiffs are seeking reconsideration of the decision.

   On July 30, 2001, Razorfish closed its Milan, Italy office as part of its continued efforts to regain profitability and manage costs.

   On July 3, 2001, Razorfish closed its Helsinki, Finland office as a part of our continued efforts to regain profitability and manage costs. Its Finnish subsidiary, Razorfish Oy commenced a case pursuant to Section 1868 of the Finnish Bankruptcy Code in Helsinki District Court on July 3, 2001 and was declared bankrupt by such tribunal on July 4, 2001.

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

   In an effort to retain and effectively compensate its executive management and directors, on June 27, 2001, the Board of Directors approved a total of 850,000 option grants to its executive management and directors, effective as of June 5, 2001. These options have an exercise price of one cent ($0.01) and vest 50% on December 1, 2001 and 50% on June 1, 2002. In addition, Razorfish will incur a non-cash compensation expense of approximately $60,000 in the second quarter and a total of $655,000 will be amortized over the vesting period.

   On June 15, 2001, Razorfish and certain of its present and former officers and directors were named as defendants in a series of purported class actions filed in the United States District Court for the Southern District of New York asserting that the underwriters of Razorfish's initial public offering engaged in allegedly improper compensation arrangements that were not disclosed in the offering's prospectus. Similar actions have been filed against more than fifty other issuers and their underwriters. We intend to defend these cases vigorously, but can not predict the outcome.

   On June 13, 2001, Messrs. Jeffrey A. Dachis and Craig M. Kanarick, co-founders of Razorfish, resigned their positions as co-chairmen of the board.

   On March 21, 2001, Razorfish filed a complaint against EuroTel in the city court of Prague in the Czech Republic. In the action, Razorfish asserts that EuroTel failed to pay invoices in the aggregate amount of $2.0 million and seeks to recover all monies due, including expenses in the additional amount of approximately $1.1 million, together with interest and attorney's fees. Razorfish provided consulting services to EuroTel on the creation of a WEB and WAP portal. On May 22, 2001, Eurotel commenced a breach of contract action against Razorfish Oy in the Helsinki District Court. In this action, Eurotel claims that Razorfish allegedly breached the standard service agreement and therefore it is not obligated to pay the above fees and expenses and that Razorfish is obligated to refund to Eurotel all fees and expenses paid by Eurotel in the aggregate amount of approximately $2.5 million and pay compensatory damages due to the alleged breach of approximately $1.7 million. Razorfish Oy and Eurotel have entered into a settlement agreement dated August 30, 2001 pursuant to which each party has agreed to relinquish their respective claims against each other. In addition, Razorfish, Inc. and Eurotel have entered into a settlement agreement dated August 22, 2001 pursuant to which Razorfish, Inc. has paid $30,000 to Eurotel in full settlement of all claims.

   On March 17, 2000, a former consultant to Avalanche Solutions, Inc. a majority-owned subsidiary of Razorfish, commenced legal action against Razorfish in the Southern District of New York and other defendants alleging fraud, violation of New York General Business Law Sections 339-a and 553-c, and violation of Rule 10b-5 promulgated under the Securities Exchange Act of 1934. On August 6, 2001 the Court granted summary judgment for Razorfish and the other defendants. The time to appeal has run and the decision is final.

   On March 8, 2001, Shearwater Partners, LLC ("Shearwater") filed a complaint against Razorfish in the United States District Court for the Northern District of California alleging that Razorfish breached the terms of a lease for a space in San Francisco, California. Shearwater claims that Razorfish did not meet certain construction deadlines and attempts to terminate the lease, accelerate the lease terms and sue Razorfish both for damages prior to the rent commencement date and damages provided for in the lease. On April 24, 2001, Razorfish filed an answer to the complaint, denying its material allegations. Razorfish simultaneously filed a counterclaim against Shearwater for breach of lease, breach of implied covenant of good faith and fair dealing, and declaratory judgment. At present, Razorfish is not in a position to predict the outcome of this action. Razorfish intends to defend its interests in the action vigorously.

   On February 13, 2001, a shareholders' derivative action was filed in Delaware Chancery Court by Robert C. Nichols on behalf of Razorfish against the members of Razorfish's Board of Directors, alleging breach of the Directors' fiduciary duties of care and loyalty to Razorfish due to the alleged violations of securities laws based on the alleged failure to properly manage Razorfish including the failure to prevent the alleged false statements made in Razorfish's public disclosures concerning the integration of i-Cube. The plaintiffs in this action are seeking to direct the defendants to account to Razorfish for damages and establish adequate compliance programs to ensure that Razorfish complies with its disclosure obligations under federal securities laws. This action is currently stayed by mutual agreement of the parties pending the outcome of the class action filed in the Southern District of New York. Our defense of the claims could result in significant expenses and diversion of management's attention and other resources. We cannot assure you that this matter will be resolved in our favor and that the results of this litigation will not significantly harm our business.

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                      WHERE YOU CAN FIND MORE INFORMATION

   Razorfish is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about Razorfish and our securities, we refer you to the registration statement and its Razorfish and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by Razorfish with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      (a) Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended on Form 10-K/A;

      (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2001 as amended on Form 10-Q/A;

      (c) Our quarterly report on Form 10-Q for the quarter ended June 30, 2001 as amended on
   Form 10-Q/A; and

      (d) The description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating this description.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Razorfish, Inc., 32 Mercer Street, New York, NY 10013, Attention: Courtney Campbell, Investor Relations, (212) 966-5960.

   You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

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